Exhibit 99

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended March 31,				For the Three Months Ended March 31,
		As a %		As a %		As a %		As a %
	2006 (A)	of Total	2005	of Total	2006 (A)	of Total	2005	of Total
Non-conforming production volume
Non-conforming
Wholesale	$ 570,966	77%	$ 544,936	77%	$ 1,403,650	76%	$ 1,471,746	76%
Correspondent/Bulk	76,921	10%	38,317	5%	182,485	10%	184,858	9%
Retail (B)	93,410	13%	125,247	18%	248,690	14%	291,247	15%
Total non-conforming production volume	$ 741,297	100%	$ 708,500	100%	$ 1,834,825	100%	$ 1,947,851	100%

# of funding days in the month	23		23		62		62
Average originations per funding day	$ 32,230		$ 30,804		$ 29,594		$ 31,417

Retail production volume (B)
Non-conforming
Sold to non-affiliates	$ 13,912	11%	$ 71,454	26%	$ 47,440	13%	$ 285,190	35%
Retained by NMI	93,410	72%	125,247	45%	248,690	69%	291,247	35%
Total non-conforming	107,322	83%	196,701	71%	296,130	82%	576,437	70%

Conforming/Government	21,761	17%	79,684	29%	66,747	18%	246,840	30%

Total retail production volume	$ 129,083	100%	$ 276,385	100%	$ 362,877	100%	$ 823,277	100%
(A)	Does not include approximately $987 million in bulk purchased MTA loans during the period.
(B)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended 3/31/2006 (A)				For the Month Ended 2/28/2006				For the Month Ended 1/28/2006
	Weighted	Weighted	Weighted		Weighted	Weighted	Weighted		Weighted	Weighted	Weighted
	Average	Average	Average	Percent	Average	Average	Average	Percent	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total	Coupon	LTV	FICO	of Total	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	7.76%	82.5%	700	31%	7.66%	82.7%	699	30%	7.54%	81.3%	702	32%
620 to 659	8.47%	82.7%	639	23%	8.40%	82.0%	640	23%	8.30%	81.4%	640	25%
580 to 619	8.86%	82.8%	598	23%	8.90%	81.1%	599	23%	8.89%	81.7%	600	21%
540 to 579	9.35%	80.1%	560	16%	9.47%	80.4%	559	16%	9.30%	79.3%	560	15%
539 and below	9.68%	75.8%	527	7%	9.84%	76.8%	527	8%	9.66%	76.1%	527	7%

	8.57%	81.7%	627	100%	8.57%	81.3%	627	100%	8.44%	80.7%	631	100%

Summary by Program Type
2-Year Fixed	8.91%	81.6%	608	56%	8.95%	81.4%	607	58%	8.84%	81.1%	609	58%
2-Year Fixed Interest-only	8.00%	81.4%	665	16%	7.85%	80.7%	662	16%	7.83%	80.5%	662	17%
3-Year Fixed	8.54%	77.0%	619	1%	8.58%	80.3%	600	1%	8.49%	78.0%	624	1%
3-Year Fixed Interest-only	7.56%	71.5%	633	0%	7.48%	85.2%	708	0%	7.43%	72.5%	671	1%
5-Year Fixed	7.87%	74.1%	685	0%	7.98%	81.7%	657	1%	6.63%	71.4%	685	0%
5-Year Fixed Interest-only	7.59%	76.6%	666	0%	7.50%	71.9%	663	0%	7.04%	79.4%	661	0%
15-Year Fixed	9.19%	82.1%	648	1%	9.32%	80.5%	627	1%	9.24%	79.3%	666	1%
30-Year Fixed	8.44%	77.5%	626	11%	8.43%	75.9%	637	10%	8.02%	75.2%	646	11%
30-Year Fixed Interest-only	8.00%	81.0%	680	0%	8.31%	78.1%	705	0%	7.73%	80.3%	673	0%
Other Products	9.56%	89.1%	648	12%	9.67%	89.6%	651	10%	9.72%	89.7%	659	8%
MTA	1.86%	76.0%	704	3%	1.87%	75.2%	702	3%	1.83%	74.9%	714	3%

	8.57%	81.7%	627	100%	8.57%	81.3%	627	100%	8.44%	80.7%	631	100%
Weighted Average
Coupon Excluding MTA	8.78%				8.78%				8.62%
(A)	Does not include approximately $987 million in bulk purchased MTA loans during the period.